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                                                                 EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

      This Employment Agreement (this "Agreement") is made as of October 30, 1996, (the "Effective Date") among Carter Holdings, Inc., a Massachusetts corporation ("Holdings"), The William Carter Company, a Massachusetts corporation (the "Company"), and Frederick J. Rowan, II ("Executive") and shall replace in its entirety the Amended and Restated Employment Agreement made as of November 1, 1993, among Executive, Carter Holdings Corp., a Massachusetts corporation, and the Company (the "Prior Agreement"). Certain capitalized terms that are used in this Agreement are defined in paragraph 11.

      The parties agree as follows:

      1. Employment. Holdings and the Company agree to employ Executive, and Executive hereby accepts employment with Holdings and the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the "Effective Date" and ending as provided in paragraph 4 (the "Employment Period").

      2. Position and Duties.

            (a) During the Employment Period, Executive shall serve as the President, Chief Executive Officer and Chairman of the Board of Holdings and the Company and shall have the normal duties, responsibilities and authority of such positions, subject to any limitations imposed by the bylaws of Holdings or the Company and to the power of the boards of directors of Holdings and the Company to expand or limit such duties, responsibilities and authority and to override actions of the Executive.

            (b) Executive shall report to the boards of directors of Holdings and the Company and Executive shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of Holdings and the Company. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

            (c) Executive's principal office and place of employment shall be at the Company's facility located in the Atlanta, Georgia metropolitan area, unless a different place is agreed upon by the Company and the Executive. For all purposes of this Agreement, Holdings' and the Company's principal executive offices shall be located wherever Executive has his principal office and place of employment. This paragraph 2(c) is a material part of this Agreement.

      3. Compensation.

            (a) Base Salary. Executive's base salary shall be $475,200 per annum initially. On each January 1 occurring after the Effective Date and during the Employment Period, the Executive's base salary then in effect shall be increased by the applicable Cost of

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Living Amount. The Company's Board of Directors may in its discretion increase
Executive's base salary at such times and in such amounts as the Board of Directors determines but at no time shall Executive's base salary, in effect from time to time, be decreased. As used in this Agreement, "Base Salary" means the Executive's base salary as adjusted and in effect from time to time. Executive's Base Salary shall be payable by the Company in regular installments in accordance with the Company's general payroll practices.

            (b) Annual Cash Bonus Plan. Executive shall be a participant in the Company's Annual Cash Bonus Plan and be eligible for an annual award under such plan at a maximum award level equal to no less than one hundred percent (100%) of Executive's Base Salary in effect during the calendar year for which the award is made.

            (c) Vacation. Executive shall be entitled to four (4) weeks paid vacation annually.

            (d) Fringe Benefits. Executive shall receive the fringe benefits described on Exhibit A to this Agreement and such other benefits as are made available to executive level employees of the Company and such other benefits, payments or allowances as the Company's Board of Directors (or an appropriate committee of the board) may from time to time make available to Executive. Without prejudice to Executive's rights under this Agreement, the Company reserves the right (i) to modify the terms of any benefit plan that is generally made available to executive level employees of the Company and in which Executive participates so long as such changes affect all plan participants equally (or in proportion to their respective interests), and (ii) to make reasonable changes in benefits established for Executive at the direction of the Company's Board of Directors, so long as the benefits available to Executive after giving effect to such change are not materially different from those being provided prior to such change.

            (e) Business Expenses. The Company shall reimburse Executive for all reasonable and necessary expenses incurred by him in connection with the performance of his duties and responsibilities pursuant to this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's reasonable requirements with respect to reporting and documentation of such expenses.

      4. Term and Termination.

            (a) The Employment Period shall initially extend until October 31, 1999 but shall be extended for an additional one-year period on each Anniversary Date unless either the Company or Executive gives the other written notice prior to such Anniversary Date of its or his intention not to further extend the term of this Agreement; provided that (i) the Employment Period shall terminate prior to such date upon Executive's resignation, Retirement or death and (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause, Executive's Disability or Without Cause.


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            (b) Any termination of Executive's employment by the Company pursuant to clause 4(a) (ii) above, and any termination of Executive's employment by the Executive pursuant to paragraph 4(a) (i) above, shall be communicated by written Termination Notice given to the other party hereto; provided that in the case of Executive's death, a Termination Notice shall be deemed to have been given as of the date of his death; and, provided further that, in the case of a termination for Cause, there shall also have been delivered to the Executive the Board of Directors' resolution to be delivered if and as provided in the definition of Cause. For purposes of this Agreement, a "Termination Notice" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

            (c) "Termination Date" means (i) if this Agreement is terminated for Disability, 30 days after Termination Notice is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period), (ii) if Executive resigns or takes Retirement, the date specified in the Executive's Termination Notice (or if no Termination Notice is given, the date upon which such termination is effective),
(iii) if Executive dies, on the last day of the month next succeeding the month during which Executive's death occurs, and (iv) if the Executive's employment is terminated for any other reason, the date on which a Termination Notice is given.

      5. Severance Compensation.

            (a) General. If Executive resigns, terminates employment by his death or Retirement or is terminated for Cause, the Company will pay Executive his Base Salary in effect at the time the Termination Notice is given (or deemed given) through the Termination Date and neither Holdings nor the Company shall have any further obligations to Executive under this Agreement. Without prejudice to any accrued and vested rights Executive may have under the Supplemental Retirement Agreement, the Annual Cash Bonus Plan, the Retirement Savings Plan or the Severance Pay Plan and except as otherwise required by law, all of Executive's rights to fringe benefits from the Company will cease as of the Termination Date.

            (b) Disability. During any period that the Executive fails to perform his duties as a result of incapacity due to mental illness or physical illness or injury, he shall continue to receive his full Base Salary and benefits until the Company terminates his employment for Disability. Thereafter, he will be entitled to major medical health insurance coverage under the Company's employee group health insurance (or substantially similar health insurance) until the Executive attains age 65 or obtains employment with another employer that makes health insurance available to its employees, whichever occurs first, and shall be entitled to receive disability benefits in accordance with the disability income insurance plan or plans maintained by the Company covering Executive at the Termination Date. Without prejudice to any accrued and vested rights Executive may have under the Supplemental Retirement Agreement, the Annual Cash Bonus Plan or the Retirements Savings Plan and except as otherwise required by law or as provided in this paragraph 5(b), all of Executive's rights to fringe benefits from the Company will cease as of the Termination Date.


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            (c) Without Cause. If Executive is involuntarily terminated by the
Company Without Cause, (i) Executive shall be entitled to continue to receive his Base Salary (as in effect on the Termination Date) through the remainder of the Employment Period (as in effect immediately prior to the delivery of the Termination Notice and without regard to the automatic extension provisions of paragraph 4(a) hereof) (the "Remaining Term") so long as Executive has not breached the provisions of paragraphs 6, 7 or 8, (ii) the Company will maintain in full force and effect, for Executive's continued benefit, until the earlier of (A) the expiration of the Remaining Term or (B) Executive's 65th birthday, all life, medical and dental insurance programs in which Executive was entitled to participate so long as his continued participation is possible under the general terms and provisions of such programs (provided that, in the event Executive's participation in any such program is barred, the Company will arrange to provide the Executive with benefits substantially similar to those which he was entitled to receive under such program) and thereafter (assuming Executive has not then attained age 65) the Company will make such insurance coverage available to Executive (at Executive's expense) until the Executive attains the age of 65 or obtains employment with another employer that makes such (or similar) insurance available to its employees, whichever occurs first,
(iii) notwithstanding any provision in the Annual Cash Bonus Plan to the contrary, the Executive shall become fully vested and have a non-forfeitable interest in the benefit which he has accrued under the Annual Cash Bonus Plan as of the Termination Date (and shall be given full credit under the Annual Cash Bonus Plan for the benefit that he would have accrued for the plan year during which the Termination Date occurs (which determination may take into account whether Company performance goals established by the plan or its administrator for such year have been met, but which may not take into account whether personal performance goals established for the Executive by the plan or its administrator have been met) if he were employed by the Company on the last day of such plan year), and (iv) Executive will be entitled to service credit under the Supplemental Retirement Agreement through the Remaining Term of this Agreement. The amounts payable in respect of accrued benefits under the Annual Cash Bonus Plan shall be payable at the time provided for in, and in accordance with the provisions of, the Annual Cash Bonus Plan. The amounts payable pursuant to this paragraph 5(c) in respect of Base Salary may be payable, at Executive's discretion, in one lump sum payment within 30 days following the Termination Date equal to the present value (determined using a discount rate equal to the "prime" rate of interest charged by Chase Manhattan Bank in New York plus two percentage points) of the payments otherwise payable pursuant to this paragraph 5(c). This paragraph 5(c) sets forth Executive's exclusive remedy for a termination of his employment Without Cause and Executive shall have no other right or remedy against Holdings or the Company in connection therewith.

            (d) The Executive's right to receive payments under this Agreement shall not decrease the amount of, or otherwise adversely affect, any other benefits payable to the Executive under any plan, agreement or arrangement relating to employee benefits provided by the Company (or an Affiliated Corporation); provided, however, that the amounts payable to the Executive under paragraph 5(c)(i) shall be reduced by the amount of any severance compensation payable to Executive under the Company's Severance Pay Plan.

            (e) The Executive shall not be required to mitigate the amount of any payment provided for in this paragraph 5 by seeking other employment or otherwise, nor shall the amount


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of any payment or benefit provided for in this paragraph 5 be reduced by any compensation earned by the Executive as the result of employment by another employer or by reason of the Executive's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise (except as otherwise provided in this paragraph 5).

      6. Confidential Information. The Executive acknowledges that the non-public information obtained by him while employed by Holdings and the Company concerning the business or affairs of Holdings, the Company or any other Subsidiary of Holdings ("Confidential Information") are the property of Holdings, the Company or such other Subsidiary. For purposes of this Agreement, the term "Confidential Information" does not include information that Executive can demonstrate (a) was in Executive's possession prior to his initial employment by the Company, provided that such information is not known by Executive to be subject to another confidentiality agreement with, or other obligation of secrecy to, the Company or another party, (b) is generally available to the public and became generally available to the public other than as a result of a disclosure in violation of this Agreement, or (c) became available to Executive on a non-confidential basis from a third party, provided that such third party is not known by Executive to be bound by a confidentiality agreement with, or other obligation of secrecy to, the Company or another party or is otherwise prohibited from providing such information to Executive by a contractual, legal or fiduciary obligation. Executive agrees that he will not disclose Confidential Information to any person (other than employees of Holdings, the Company or any Subsidiary thereof or any other person expressly authorized by Holdings' Board of Directors to receive Confidential Information) or use for his own account any Confidential Information without the prior written consent of Holdings' Board of Directors. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time Holdings' Board of Directors may request in writing, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing Confidential Information or Work Product which he may then possess or have under his control.

      7. Work Product. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports and all similar or related information which relate to Holdings' or the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed with the Company ("Work Product") belong to Holdings, the Company or such Subsidiary. Upon the written request of Holdings' Board of Directors, Executive will promptly disclose such Work Product to Holdings' Board of Directors and perform all actions reasonably requested by Holdings' Board of Directors (whether during or after the Employment Period) to establish and confirm such ownership.

      8. Noncompete Non-Solicitation.

            (a) Executive acknowledges that in the course of his employment with Holdings and the Company he will become familiar with the trade secrets and other confidential information of Holdings, the Company and other Subsidiaries of Holdings and that his services will be of special, unique and extraordinary value to Holdings and the Company. Therefore,


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Executive agrees that, during the Employment Period and for two years thereafter
(or one year thereafter, if Executive's employment is terminated Without Cause) (the "Noncompete Period"), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of Holdings and the Company or any of its Subsidiaries which (i) exist on the date of the termination of Executive's employment or (ii) are commenced during the Noncompete Period (but, for purposes of this clause (ii) only if Holdings, the Company or such Subsidiary had determined prior to the Termination Date to enter into such business or had committed substantial resources prior to the Termination Date to determine the feasibility of entering into such business), within the United States and any other geographical area in which Holdings or any of its Subsidiaries engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as Executive has no active participation in the business of such corporation.

            (b) During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of Holdings, the Company or any other Subsidiary of Holdings to leave the employ of such person, or in any way interfere with the employee relationship between Holdings, the Company or any other Subsidiary of Holdings and any employee thereof, (ii) hire any person who was an employee of Holdings, the Company or any other Subsidiary of Holdings at any time during the Employment Period (other than individuals who have not been employed by Holdings, the Company or any other Subsidiary of Holdings for a period of at least one year prior to employment by Executive directly or indirectly through another entity), or (iii) induce or attempt to induce any customer, supplier, licensee or other person having a business relationship with Holdings, the Company or any other Subsidiary of Holdings to cease doing business with Holdings, the Company or such other Subsidiary of Holdings, or interfere materially with the relationship between any such customer, supplier, licensee or other person having a business relationship with Holdings, the Company or any other Subsidiary of Holdings.

            (c) If, at the time of enforcement of this paragraph 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

            (d) In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 8, each of Holdings and the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

      9. Incapacity. Without prejudice to Executive's rights under this Agreement, if at any time during the term of this Agreement Executive is absent from his duties with the


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Company for 30 consecutive days as a result of incapacity due to mental illness or physical illness or injury, each of Holdings' and the Company's boards of directors may appoint an interim President and Chief Executive Officer or assume extended management responsibilities for the duration of Executive's absence. Unless Executive's employment has been terminated previously under this Agreement, Executive shall be permitted to resume performance of his duties and responsibilities under this Agreement upon regaining the capacity to do so.

      10. Executive Representations. Executive hereby represents and warrants to Holdings and the Company that (a) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity with which this Agreement would conflict or constitute a breach thereof and (c) upon the execution and delivery of this Agreement by Holdings and the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable against Executive in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of contractual obligations and creditor's rights generally and to federal and state constitutional proscriptions and by the application of equitable principles by courts of competent jurisdiction, sitting at law or in equity.

      11. Certain Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

      "Affiliated Corporation" means any corporation that is a member of the "affiliated group" (as defined in Section 1504 of the Code) of which the Company is a member.

      "Anniversary Date" means any or a specific anniversary of the Effective Date, as the context requires.

      "Cause" means (a) conviction of Executive for a felony, or the entry by Executive of a plea of guilty or nolo contendere to a felony, (b) a willful and material breach by Executive of paragraph 6, 7 or 8 of this Agreement, (c) the commission of an act of fraud involving dishonesty for personal gain which is materially injurious to the Company, (d) the willful and continued refusal by the Executive to substantially perform his duties with the Company (other than any such refusal resulting from his incapacity due to mental illness or physical illness or injury), after a demand for substantial performance is delivered to the Executive by the Company's Board of Directors, where such demand specifically identifies the manner in which the Company's Board of Directors believes that the Executive has refused to substantially perform his duties and the passage of a reasonable period of time for Executive to comply with such demand or (e) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Company or its Subsidiaries. For purposes of this paragraph, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or its Subsidiaries. Notwithstanding the foregoing, with respect


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to termination for Cause arising out of conduct described in clause (b), (c),
(d) or (e) above, the Executive may not be terminated for Cause unless there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire Board of Directors of the Company, at a meeting of such board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel or other advisors, to be heard at such meeting), finding that in the good faith opinion of the board the Executive had engaged in conduct described above in clause (b), (c), (d), or (e) of the first sentence of this paragraph and specifying the particulars thereof in detail. Such a finding by the Board of Directors of the Company is a prerequisite to a termination for Cause pursuant to clauses (b), (c), (d) or (e) above; provided, however, that such a finding may be challenged, by appropriate judicial process, on the merits (i.e., that Cause did not exist) or on the basis that the board's finding was not made in good faith (provided that proof that Cause for termination existed shall be a complete defense to any showing that the board's findings was not made in good faith).

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Cost of Living Amount" means an amount calculated by multiplying the Base Salary then in effect by a fraction, (a) the numerator of which shall be the amount (not less than zero) by which the latest Cost of Living Index available as of the time of determination exceeds the Cost of Living Index for the same period during the immediately preceding year, and (b) the denominator of which shall be the latest Cost of Living Index for the same period during the immediately preceding year.

      "Cost of Living Index" means the Consumer Price Index for All Urban Consumers, Atlanta, Georgia (1967-100) prepared by the Bureau of Labor Statistics of the United States Department of Labor for the relevant period; provided that if the index shall cease to be published, the parties shall use as the index, the most comparable index published by the United States Government.

      "Disability" means the Executive shall have been absent from his duties with the Company for 26 consecutive weeks as a result of incapacity due to mental illness or physical illness or injury, and he shall not have returned to the full-time performance of his duties within 30 days after written notice of termination of this Agreement is given by the Company's Board of Directors.

      "Good Reason" means, unless Executive shall have consented in writing thereto, any of the following:

            (a) except as provided in paragraph 9, a material reduction in Executive's title, duties, responsibilities or status, as compared to such title, duties, responsibilities or status on the Effective Date;

            (b) the assignment to Executive of a material amount of different or additional duties that are significantly inconsistent with Executive's office on the Effective Date;


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            (c) the imposition on Executive of business travel obligations substantially greater than his business travel obligations during the year prior to the Effective Date; or

            (d) any material breach of this Agreement on the part of Holdings or the Company;

provided, however, that Executive shall not have the right to terminate his employment for "Good Reason" unless he shall have given thirty (30) days prior written notice to the Board of Directors of the Company in which Executive sets forth in reasonable detail the circumstances that Executive believes constitute "Good Reason" pursuant to the preceding clauses (a) through (d) and the Company shall not have remedied the matter within said thirty (30) day period; and provided, further, however that the fact that the Company does or does not so remedy said matter shall not be deemed an admission by the Company that such circumstances constitute "Good Reason".

      "Person" means an individual, a partnership, a joint venture, a corporation, an association, a joint stock company, a limited liability company, a trust, an unincorporated organization or a government or any department or agency or political subdivision thereof.

      "Remaining Term" is defined in paragraph 5(c).

      "Retirement" means termination of Executive's employment in accordance with the Company's normal retirement policy generally applicable to its salaried employees (or, at Executive's election, at any time [after attaining age 60] or at any earlier time upon the occurrence of any event entitling Executive to receive disability benefits under any long-term disability policy maintained by the Company that covers the Executive) or in accordance with any other retirement arrangement established with the Executive's consent with respect to the Executive.

      "Retirement Savings Plan" means the Company's Defined Contribution 40l(k) savings plan in effect as of the Effective Date as the same is amended from time to time.

      "Severance Pay Plan" means the Company's Severance Pay Plan for Exempt Employees, in effect as of the Effective Date, as the same is amended from time to time.

      "Subsidiary" means with respect to any corporation, another corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the first corporation, directly or through one or more Subsidiaries.

      "Supplemental Retirement Agreement" means the Supplemental Executive Retirement Agreement between the Executive and the Company as amended though the Effective Date.

      "Termination Date" is defined in paragraph 4(c).

      "Termination Notice" is defined in paragraph 4(b).


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      "Without Cause" means an involuntary termination of Executive's employment by the Company other than for Cause or due to Executive's death or Disability or a termination of employment by Executive for Good Reason.

      12. Survival. Paragraphs 6, 7 and 8 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

      13. Expenses. The Company shall pay all of Executive's expenses (including reasonable attorneys' fees and expenses) paid by Executive in connection with the negotiation and preparation of this Agreement and all related documents. In the event Executive prevails in any arbitration or litigation arising out of his termination of employment or his seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which he is or may be entitled to receive benefits, the Company shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence and counsel and other such expenses included in connection with any litigation or appeal) incurred by the Executive in such an arbitration or litigation. To the extent any of the foregoing expense reimbursement generates taxable income to the Executive, the Executive will be paid an additional amount to defray tax liability resulting from such expense reimbursement (and such additional payment). The Company further agrees to pay prejudgment interest on any money judgment against the Company obtained by the Executive in any arbitration or litigation against it to enforce such rights calculated at the Prime Rate as reported in the Wall Street Journal in effect from time to time from the date it is determined that payment(s) to him should have been made under this Agreement.

      14. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

            Notices to Executive:

            Frederick J. Rowan,  II
            Chairman and Chief Executive Officer
            1835 Ballybunion Drive
            Duluth, Georgia 30155

            with a copy to:

            Jack Feder, Esq.
            Kirkland & Ellis
            655 15th Street, NW
            Washington, DC 20005

            Notices to Holdings or the Company:

            c/o The William Carter Company


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            1590 Adamson Parkway
            Suite 400
            Morrow, GA 30260
            Attn: David A. Brown
                  Senior Vice President

            with copies to:

            Investcorp International, Inc.
            280 Park Avenue
            New York, New York 10017
            Attn: Christopher J. O'Brien

            Charles K. Marquis, Esq.
            Gibson, Dunn & Crutcher
            200 Park Avenue
            New York, New York 10166

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or on the second business day after being deposited for delivery with the United States Postal Service.

      15. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

      16. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including without limitation the Prior Agreement. Without limiting the foregoing, Executive acknowledges and agrees that he has no rights under the Prior Agreement against Holdings or the Company because a "Change of Control" as defined in the Prior Agreement may have occurred.

      17. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.


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      18. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, Holdings, the Company and their respective heirs, successors and assigns, except that no party may assign his or its rights or delegate his or its obligations hereunder without the prior written consent of the other parties to this Agreement. Without limiting the foregoing, Executive acknowledges and agrees that he has no rights under the Prior Agreement against Holdings or the Company because a "Change of Control" as defined in the Prior Agreement may have occurred on or about the Effective Date.

      19. Choice of Law. This Agreement will be governed by and construed in accordance with the domestic law of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

      20. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                         CARTER HOLDINGS, INC.


                                         By  /s/
                                             ------------------------


                                         Its _________________________


                                         THE WILLIAM CARTER COMPANY


                                         By  /s/
                                           ---------------------------


                                         Its _________________________


                                          /s/ Frederick J. Rowan, II
                                         -----------------------------
                                         FREDERICK J. ROWAN, II


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

                        EXHIBIT A TO EMPLOYMENT AGREEMENT

      This Exhibit A is appended to and shall be considered a part of the Employment Agreement dated as of October 30, 1996 (the "Agreement") among Carter Holdings, Inc. ("Holdings"), The William Carter Company (the Company") and Frederick J. Rowan, II (the "Executive"). Capitalized terms used but not defined in this Exhibit A shall have the respective meanings given such terms in the Agreement.

      In addition to those benefits set forth in the foregoing Employment Agreement, the Company will provide the following benefits to Executive:

      1. Disability, Health and Life Insurance. The Company will provide Executive with long-term disability insurance that provides coverage at 67% of Base Salary (and if the Company fails to provide or keep in force such disability insurance, the Company will be obligated to make payments to Executive in such amounts and at such times as Executive would have been entitled under such insurance), major medical health insurance and life insurance with a death benefit equal to 250% of Base Salary.

      2. Company Car. Executive will be paid a monthly car allowance of $1,000.

      3. Country Club Fees and Dues. The Company or Holdings will pay all periodic dues and fees (not to exceed $4,000 annually) for Executive's membership in one country club or similar club or organization of Executive's choice (provided that to the extent that any of such fees or any initiation fee heretofore paid by the Company or Holdings are refundable, any such refund shall be made to the Company and if Executive sells such membership the Company will be entitled to receive from (but only to the extent of) the sale proceeds, the amount of the initiation fee it paid on Executive's behalf).

      4. Supplemental Executive Retirement Agreement and Trust. Executive, Holdings and the Company will amend the Supplemental Executive Retirement Agreement in the form attached hereto as Exhibit B and the Company will amend The Frederick J. Rowan Retirement Trust substantially in the form attached hereto as Exhibit C.

      5. Company Loan. The Company agrees that, on or before October 31, 1996, it shall loan to Executive the amount of $1,500,000 (or such lesser amount as Executive shall request), which loan shall be payable in full on the 5th anniversary date of the making thereof; shall be collateralized by, and be prepayable out of 100% of proceeds realized by Executive from the disposition of, his stock in Holdings; and shall bear interest at the minimum rate required to avoid imputed interest under the Code, such interest to accrue until maturity subject to annual payment from the amount payable to Executive under the Annual Cash Bonus Plan.


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